                                                                   EXHIBIT 10.04



                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                     SERIES C 6% CONVERTIBLE PREFERRED STOCK
                                       OF
                                   ESAT, INC.


        Pursuant to Section 78-1955 of the General Corporation Law of Nevada (the "NGCL), the undersigned duly authorized officers of ESAT, INC., a Nevada corporation (the "Company"), hereby certify that (i) the following resolution to amend and restate the Certificate of Designations of the Company's Series C 6% Convertible Preferred Stock was duly adopted on April 7, 2000, by the Board of Directors of the Company pursuant to authority conferred on the Board of Directors by the provisions of the Articles of Incorporation of the Company (as amended) and in accordance with the provisions of the NGCL; (ii) said resolution was approved on April 12, 2000, by written consent of all holders of the Company's Series C 6% Convertible Preferred Stock in accordance with Section 78-1955(3) of the NGCL; (iii) there are no securities senior to the Series C 6% Convertible Preferred Stock which must approve said resolution; and (iv) said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

        RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Company by the Corporation's Articles of Incorporation, as amended to date, the Board of Directors has created as of December 29, 1999 a series of the Corporation's authorized but unissued preferred stock, $.001 par value per share, to be designated "Series C 6% Convertible Preferred Stock" and to consist of 50,000 shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof:

        1. Designation and Definitions.

           (a) Designation. A total of 50,000 shares of the Corporation's previously undesignated Preferred Stock, $.01 par value, shall be designated as the "Series C Preferred Stock" (hereafter "series C Preferred Stock"). The original issue price per share of the Series C Preferred Stock shall be $100 (the "Original Issue Price").

           (b) Certain Definitions. As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

               (i) "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

               (ii) "Conversion Date" means (i) in the case of a conversion upon the request of a holder of Series C Preferred Stock, 3 days from the Conversion Notice Date, and (ii) in the case of a conversion upon the request of the Corporation, the Conversion Notice Date.

               (iii) "Conversion Notice Date" means (i) each date on which the Corporation receives by telecopy written notice in accordance with Section 5(h) hereof from a holder of Series C Preferred Stock that such holder elects to convert shares of its Series C Preferred Stock, or (ii) the date on which the Corporation gives by telecopy written notice to holders of Series C Preferred Stock to convert shares of Series C Preferred Stock.

               (iv) "Conversion Price" means the lesser of 125% of the closing bid price of the Common Stock on the Trading Day immediately preceding the Issue Date or 85% of the Five Day Average Quoted Price for the five Trading Days immediately preceding the Conversion Notice Date; provided however, that for a period ending 15 months from the Issue Date, the Conversion Price shall not be less than $2.50 per share.

               (v) "Discount Rate" means 15%.

               (vi) "Dividend Payment Date" shall have the meaning set forth in Subsection 2.2 hereof.

               (vii) "Dividend Payment Record Date" shall have the meaning set forth in Subsection 2.2 hereof.

               (viii) "Dividend Periods" shall mean quarterly dividend periods commencing on the fifteenth day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Original Issue Date.

               (ix) "Effective Date" means the date on which a registration of the Common Stock issuable upon conversion of the Series C Preferred Stock on Form SB-2 or Form S-3 (or any successor form) is declared effective by the Securities and Exchange Commission.

               (x) "Exchange" shall mean a national securities exchange or on the NASDAQ SmallCap, National Market System or OTC Bulletin Board Service (collectively, and as applicable, "NASDAQ") or, if a last asked quotation is not available for the Common Stock, the last sale price of the Common Stock as reported by NASDAQ, or if not so reported, as listed in the National Quotation Bureau, Inc.'s "Pink Sheets."

               (xi) "Fair Value" as of a particular date shall mean the average of the closing bid and asked prices of the Common Stock as reported on an Exchange. If such quotations are unavailable, or with respect to other appropriate security, property, assets, business or entity, "Fair Value" shall mean the fair value of such item as determined by in good faith by the Board of Directors or, if objected to by a majority of the holders, as determined by independent firm of accountants.

               (xii) "Five Day Average Quoted Price" means the average of the closing bid price of the Common Stock of the Corporation as reported by the OTC Bulletin Board (or more senior NASDAQ reporting system) or Bloomberg, for five) consecutive Trading Days.

               (xiii) "Fundamental Change" means: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; or (ii) any merger or consolidation to which the Corporation is a party. Notwithstanding the foregoing, the following shall not be a Fundamental Change:
A merger or consolidation (a) to which the Corporation is a party; (b) in which it is the surviving corporation and there is no resulting reclassification of the outstanding Common Stock; and (c) after giving effect to which, persons who were, immediately before the consummation or closing of such merger or consolidation, holders of outstanding Common Stock will be the direct or indirect owners of securities of the Corporation possessing, on a fully diluted basis, at least 51% of the voting power of all voting securities of the Corporation (excluding, for purposes of such computation, any such person who also is a party to such merger or consolidation).

               (xiv) "Issue Date" means, with respect to each share of Series C Preferred Stock held by any holder, the date on which the Corporation originally issued such share to such holder (regardless of the number of times transfer of such share is made on the stock transfer books maintained by or for the Corporation, and regardless of the number of certificates which may be issued to evidence such share, and irrespective of any subsequent transfer or other disposition of such share to any other holder).

               (xv) "Quoted Price" means the closing bid price of the Common Stock of the Corporation as reported by an Exchange or Bloomberg.

               (xvi) "Trading Day" means a day on which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business; or, if the Common Stock is not listed or admitted to trading on any securities exchange but is listed on the NASDAQ system (or such other trading system then in use by the National Association of Securities Dealers, Inc.), a day on which such system is open for the transaction of business; or, if the foregoing does not apply, any business day.

        2. Dividends.

           (a) General. The holders of shares of the Series C Preferred Stock shall be entitled to receive, out of assets legally available therefor, cumulative dividends at an annual rate of six percent per share (an amount equivalent to six percent of the Original Issue Price per share) payable to holders, at the election of the Corporation, in cash or in freely tradable shares of the Common Stock of the Corporation. The Board shall declare such dividend quarterly. The number of shares of Common Stock to be issued on any Dividend Payment Date shall be determined by dividing the amount of the dividend to be paid by the Fair Value of the Common Stock as of the Dividend Payment Record Date.

           (b) Dividend Preference and Payment Dates. Such dividends shall be cumulative from the Original Issue Date, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when, as and if declared by the Board of Directors, on January 15, April 15, July 15, and October 15 in each year (each a "Dividend Payment Date"), commencing on January 15, 2000. If January 15, 2000 or any other Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Each such dividend shall be payable in arrears to the holders of record of shares of the Series C Preferred Stock, as they appear on the stock records of the Corporation at the close of business on those dates (each such date, a "Dividend Payment Record Date"), not less than ten days nor more than 60 days preceding the dividend payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the Series C Preferred Stock shall accrue (whether or not declared) on a daily basis from the Original Issue Date and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

           (c) Computation of Dividends for Partial Dividend Periods; Payment of Dividends on Shares Called for Redemption. The amount of dividends payable for each full Dividend Period for the Series C Preferred Stock shall be computed by dividing the annual dividend rate by four (rounded down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Series C Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series C Preferred Stock, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which are in arrears.

           (d) Priority and Dividend Participation/Parity Stock.

               (i) So long as any shares of the Series C Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series C Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such full cumulative dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series C Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series Preferred Stock, all dividends declared upon shares of the Series Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series C Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series C Preferred Stock and on such other stock bear to each other.

               (ii) So long as any shares of the Series C Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless (a) the full cumulative dividends, if any, accrued on all outstanding shares of the Series C Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (b) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock.

           (e) Priority and Dividend Participation/Junior Stock. So long as any shares of the Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless, in each case (a) the full cumulative dividends, if any, accrued on all outstanding shares of the Series C Preferred Stock and any other stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (b) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock and for the current dividend period with respect to any other stock of the Corporation ranking on a parity with the Series C Preferred Stock as to dividends.

        3. Liquidation, Dissolution or Winding Up.

           (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series C Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors in the future to be senior to or on a parity with the Series C Preferred Stock with respect to liquidation preferences, the holder of each share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series C Preferred Stock held by any holder (the "Liquidation Value"). For purposes hereof, the Series C Preferred Stock shall rank on liquidation senior to the Corporation's Series A Preferred Stock and Series B Preferred Stock.

               If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series C Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series C Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series C Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series C Preferred Stock then outstanding.

               After such payment shall have been made in full to the holders of the Series C Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series C Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series C Preferred Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

               The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series C Preferred Stock.

           (b) Distributions Other Than Cash. Whenever the distributions provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series C Preferred Stock.

           (c) Events Not Deemed A Liquidation. A Fundamental Change will not be deemed to be a liquidation, dissolution or winding up of the Corporation under this Section 3.

        4. Voting Power.

           (a) General. Except as expressly provided in this Section 4 or as otherwise required by the General Corporation Law of the State of Nevada, each holder of Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series C Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series C Preferred Stock and Common Stock shall vote together (or render written consent in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. The determination as to the number of "whole shares" shall be based upon the aggregate number of shares of Series C Preferred Stock held by each holder, not upon each share of Series C Preferred Stock so held by the holder.

           (b) Amendments to Charter. For so long as there are any shares of Series C Preferred Stock outstanding, the Corporation shall not amend its Articles of Incorporation or this Certificate of Designation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a class, each share of Series C Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series C Preferred Stock; provided that the creation, or increase in the authorized number of shares, of any class or series of stock ranking senior to or on a parity with the Series C Preferred Stock either as to dividends or upon liquidation shall not be deemed to adversely affect the rights of the holders of Series C Preferred Stock for purposes of this Section 4(b).

        5. Conversion Rights.

           (a) Conversion. Subject to Section 6 and as provided elsewhere in this Section 5, at any time after the Effective Date, each holder of Series C Preferred Stock shall have the right, at such holder's option, to convert any of the shares of Series C Preferred Stock held by such holder into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series C Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Conversion Price provided that in no event shall any holder of Series C Preferred Stock convert more than 20% of such holder's shares of Series C Preferred Stock in any period of five consecutive Trading Days. Notwithstanding anything to the contrary in the previous sentence, if the Quoted Price declines below $2.00 per share, the Corporation may suspend conversions once only for up to ten Trading Days. On or after the second anniversary of the date hereof, the Corporation may, at its option, by giving written notice to the holders of shares of Series C Preferred Stock to be converted, convert all outstanding shares of Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as shall be determined by multiplying the number of shares of Series C Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Conversion Price.

           (b) Limitation on Number of Shares. Notwithstanding anything set forth in this Section 5 to the contrary, other than upon the delivery of a Redemption Notice or upon a Fundamental Change, no holder of Series C Preferred Stock shall be entitled to convert Series C Preferred Stock into shares of Common Stock to the extent that such conversions when taken together with all other conversions of shares of Series C Preferred Stock shall exceed 19.9% of the issued and outstanding shares of Common Stock of the Corporation on the date hereof, provided that if such conversion is to exceed 19.9%, the Corporation shall redeem any shares of Series C Preferred Stock submitted for conversion in excess of 19.9% for an amount equal to (x) the Original Issue Price, divided by (y) one minus the Discount Rate. In addition, notwithstanding anything herein to the contrary, except in the event of a Fundamental Change, no holder of Series C Preferred Stock shall have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series C Preferred Stock if and to the extent that the issuance to such holder of shares of Series C Preferred Stock upon such conversion would result in such holder being deemed the beneficial owner of more than 4.99% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

           (c) Dividends Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series C Preferred Stock.

           (d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

           (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of Series C Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

           (f) Mandatory Conversion - Fundamental Change. If any Fundamental Change shall occur, then each share of Series C Preferred Stock outstanding as of the date of the consummation or closing thereof shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series C Preferred Stock outstanding on the date of such consummation or closing date by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Conversion Price. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

               The Corporation shall give notice of a proposed or anticipated Fundamental Change to all holders of the Series C Preferred Stock not later than 30 days before the expected closing or consummation of such Fundamental Change. The Corporation also shall give prompt notice of the closing or consummation of such Fundamental Change to all holders of record of the Series C Preferred Stock as of the date of such closing or consummation. Each holder of Series C Preferred Stock shall thereupon promptly surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series C Preferred Stock or the Common Stock, all certificates representing all shares of Series C Preferred Stock held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

           (g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expense will furnish each older of Series C Preferred Stock so affected with a certificate prepared by an officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

           (h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series C Preferred Stock shall give written notice by telecopy to the Corporation at its rincipal office that such holder elects to convert shares of its Series C Preferred Stock and shall thereafter surrender the original certificate(s) representing the shares being converted to the Corporation at its principal office, or, if so directed by the Corporation, to the Corporation's transfer agent, together with an originally executed copy of such notice. Such notice shall also state the name or names (with its address or addresses, as well as the address(es) for delivery) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for the shares of Series C Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Corporation receives the original certificate(s) for the shares of Series C Preferred Stock surrendered for conversion, the proper assignment thereof to the Corporation or in blank and the original notice of conversion (collectively, the "ORIGINAL DOCUMENTATION"), but in no event more than three Trading Days after the later of the Corporation's receipt of the Original Documentation and the Conversion Date (the "Delivery

Date"), the Corporation shall issue and shall deliver to the holder of the shares of Series C Preferred Stock being converted, at the addresses set forth therefor by the holder, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion or any conversion upon the request of the Corporation shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series C Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

           (i) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series C Preferred Stock, the Corporation shall pay to the holder of the share of Series C Preferred Stock being converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series C Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series C Preferred Stock being converted.

           (j) Partial Conversion. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series C Preferred Stock which were not converted. Such new certificate shall be so delivered on or prior to the date set forth in Section 5(h) for the delivery of certificates for shares of Common Stock.

           (k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock (including any shares of Series C Preferred Stock represented by any warrants, options, subscription or purchase rights for the Series C Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock (including any shares of Series C Preferred Stock represented by any warrants, options, subscriptions or purchase rights for the Series C Preferred Stock), then the Corporation shall use all means reasonably available to it, and promptly take any and all actions as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           (l) Delivery of Common Stock. In the event that entirely due to the Corporation's direct or indirect actions or to its failure to act (the "Corporation's Actions"), the Corporation fails to deliver the number of whole shares of Common Stock issuable upon conversion pursuant to Section 5(i) (the "Conversion Stock") within five business days following the Delivery Date, the Corporation shall pay late payments to the holder seeking conversion (the "Converting Holder") pursuant to the following schedule: (i) for the sixth business day following the Delivery Date, $100 for each $10,000 of Liquidation Value of Conversion Stock, (ii) for the seventh business day following the Delivery Date, $200 for each $10,000 of Liquidation Value of Conversion Stock,
(iii) for the eighth business day following the Delivery Date, $300 for each $10,000 of Liquidation Value of Conversion Stock, (iv) for the eighth business day following the Delivery Date, $400 for each $10,000 of Liquidation Value of Conversion Stock, (v) for the ninth business day following the Delivery Date, $500 for each $10,000 of Liquidation Value of Conversion Stock, for the tenth or more business day following the Delivery Date, $500 plus an additional $100 for each $10,000 of Liquidation Value of Conversion Stock for each additional business day in which the Conversion Stock is not delivered. Corporation's Actions shall not include delays by the Corporation's transfer agent which are entirely beyond the control of the Corporation.

               The Corporation shall pay any payments incurred under this
Section 5(l) in immediately available funds upon demand. Nothing herein shall limit the Converting Holder's right to pursue actual damages for the Corporation's Actions resulting in the Corporation's failure to issue and deliver the Conversion Stock to the Converting Holder. Furthermore, in addition to any other remedies which may be available to the to the Converting Holder, in the event that due to the Corporation's Actions, the transfer agent fails to deliver such shares of Common Stock within five business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such notice of conversion.

               If, by the relevant Delivery Date, due to the Corporation's Actions, the transfer agent fails for any reason to deliver the Conversion Stock and after such Delivery Date, the Converting Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Conversion Stock (a "Buy-In"), the Corporation shall pay to the Converting Holder, in addition to any other amounts due to such holder hereunder, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Converting Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Corporation shall pay the Buy-In Adjustment Amount to the Purchaser in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the

Buy-In Adjustment Amount which Corporation will be required to pay to the Converting Holder will be $1,000.

        6. Redemption Rights. At the Corporation's option, at any time, the Corporation may redeem all or any of the then outstanding shares of Series C Preferred Stock by giving written notice to the holders of shares of Series C Preferred Stock to be redeemed (the "Redemption Notice") of its election to redeem such shares. The Corporation shall pay in cash an amount equal to the Redemption Price as defined below by wire transfer within seven days after the Redemption Notice ("Redemption Payment Date").

           Each holder of shares of Series C Preferred Stock being redeemed shall, promptly after receipt of the Redemption Notice surrender for redemption to the Corporation at its principal office or to any transfer agent for the Series C Preferred Stock or the Common Stock all certificates representing all shares of Series C Preferred Stock held by such holder, accompanied by a written notice specifying the name or names and address or wire transfer information in which such holder wishes the redemption payment to be made.

           Effective as of the close of business on the date of the Redemption Notice, each share of Series C Preferred Stock then outstanding shall be (and be deemed to have been) redeemed automatically, without any further action by the holders. Such redemption shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and shall cut off and supersede any pending conversion; provided, however, that, if the Corporation does not pay the Redemption Price by the Redemption Payment Date, the redemption will be deemed null and void, the Series C Preferred Stock shall remain outstanding, and the Corporation shall lose its right to redeem any further shares of Series C Preferred Stock.

           The price per share of Series C Preferred Stock to be redeemed (the "Redemption Price") shall be the greater of (i) an amount sufficient to yield to holders of the Series C Preferred Stock a 17.5% annualized rate of return on the Original Issue Price per share from the Issue Date to the date of the Redemption Notice ("Redemption Notice Date"), or (ii) an amount equal to the economic benefit a holder of Series C Preferred Stock would realize (before taxes and brokerage commissions) from converting the Series C Preferred Stock to Common Stock and selling it on the Redemption Notice Date.

        7. Notices of Record Date. In the event of any:

           (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right;

           (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person; or

           (c) voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten days prior to the date specified in such notice on which such action is to be taken.

        8. General.

           (a) Replacement of Certificates. Upon the Corporation's receipt, from the holder of any certificate evidencing shares of Series C Preferred Stock, of evidence reasonably satisfactory to the Corporation (an affidavit of such holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of such certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, and in the case of any such mutilation, upon surrender of such certificate, the Corporation (at its expense) shall execute and deliver to such holder, in lieu of such certificate, a new certificate that represents the number of shares represented by, is dated the date of, is issued in the name of the holder of, and is substantially identical in form of, such lost, stolen, destroyed or mutilated certificate.

           (b) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed in connection with the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) that results from the conversion of shares of Series C Preferred Stock pursuant to this Certificate of Designations. If the Corporation, pursuant to a notice from a holder of any shares of Series C Preferred Stock, effects the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) in any name(s) other than such holder's name, then such holder shall deliver to the Corporation with the aforesaid notice (i) all transfer taxes and other governmental charges payable upon the issuance or delivery of securities in such other name(s) or (ii) evidence satisfactory to the Corporation that such taxes and charges have been or shall be paid in full.

           (c) Status of Redeemed or Converted Shares. Shares of Series C Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation in any manner (including by purchase or exchange) shall be canceled and upon cancellation (i) shall no longer be deemed to be outstanding, (ii) shall become authorized but unissued shares of preferred stock undesignated as to series, and (iii) may be reissued as part of another series of preferred stock.

        IN WITNESS WHEREOF, this Certificate has been executed on behalf of the Company by the undersigned on the _____ day of April 2000.



                                        ESAT, INC.



                                        By _____________________________________
                                           Michael C. Palmer President, Chief
                                           Executive Officer and Secretary